Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 3rd day of August, 2006, by and between Scott P. Mitchell (the “Executive”) and Think Partnership Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, the Company and the Executive do hereby agree as follows:

1.   Employment and Duties.   On the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ the Executive as the President and Chief Executive Officer of the Company to perform such duties and responsibilities as are consistent with such positions.

2.   Performance.   The Executive accepts the employment described in Section 1 above, and agrees to faithfully and diligently perform the duties and responsibilities described therein. The Executive shall devote time and attention to matters of the Company such that the Executive’s services to the Company constitute his primary business activity. The Company acknowledges that the Executive may (i) engage in charitable and community affairs (including serving on the board of directors or similar management body of any charitable or community organization), (ii) serve on the board of directors of or act as a consultant to other companies which are not engaged in a business that directly competes with the Company Business (as defined in Section 18 below), and (iii) make personal investments in public and private companies; provided, however, that Executive shall not have beneficial ownership (A) in excess of 10% in any public entity, (B) in any private entity which directly competes with the business of the Company, unless such investment is approved by the disinterested members of the Company’s board of directors.

3.   Term.   The term of employment under this Agreement shall commence on the date of this Agreement (the “Commencement Date”) and shall continue for a period of five (5) years thereafter (the “Employment Period”); provided, however, that on the fourth anniversary of the Commencement Date the Employment Period shall be automatically extended for an additional year, and on every anniversary date after the fourth anniversary date the Employment Period shall be automatically extended an additional year, unless at least sixty (60) days before such anniversary, either the Executive or the Company, as the case may be, notifies the other of its desire not to further extend the Employment Period; and provided, further, that the Employment Period shall terminate upon the earliest to occur of the events described in Section 14 hereunder. For purposes of this Agreement, “Balance of the Term” shall mean the period beginning on the date of termination and ending on the date that the Employment Period would have ended pursuant to this Section 3 due to lapse of time (assuming no further extensions of the Employment Period beyond those already approved as of the date of termination), without regard to Section 14.

4.   Salary.   For all the services to be rendered by the Executive hereunder, the Company agrees to pay, during the Employment Period, a base salary (“Salary”) at an initial rate of four hundred and eighty five thousand Dollars ($485,000.00) per Contract Year, payable in the manner and frequency in which the Company’s payroll is customarily handled. In addition, Executive shall receive an additional $10,000 per Contract Year in compensation to be allocated and paid by the Company at the direction of Executive for a car allowance, additional insurance or other benefits. For purposes of this Agreement, “Contract Year” shall mean a one-year period commencing on the Commencement Date or on any anniversary of the Commencement Date. The Company may increase the Executive’s Salary at any time, or from time to time, during the Employment Period, provided, however, that the Company may not at any time reduce the Salary from its then-current level. During the term of this Agreement, the combined Salary and Annual Cash Bonus (as hereinafter defined) paid to Executive during any Contract Year shall be higher than the combined Salary and Annual Cash Bonus paid to any other employee of the Company. Executive shall, in any event, receive as combined Salary and Annual Cash Bonus no less than 90% of the combined Salary and Annual Cash Bonus paid to the Chief Executive Officer during each year of this Agreement.

5.   Incentive Compensation.   In addition to the Executive’s Salary, the Executive shall be eligible to participate in and receive awards under any other stock-based plans of the Company pursuant to Section 12 below (“Incentive Compensation”).

6.   Cash Bonus Compensation.   The Executive shall be entitled to the following bonus compensation:

(a)   Annual Cash Bonusl.   At the end of each fiscal year of the Company, the Executive shall be entitled to an annual cash bonus determined by the Board of Directors (the “Annual Cash Bonus”). In the event the Executive’s employment is terminated during a Contract Year, the Executive shall be entitled to an annual cash bonus pro-rated based on the number of days he was an employee of the Company during the Contract Year prior to the date of termination. The Company shall pay the Annual Cash Bonus to the Executive no later than thirty (30) days after the completion of the audit for such fiscal year or, in the event the Employment Period is terminated during the Contract Year, thirty (30) days after the date the Employment Period is terminated, unless this Agreement provides a different payment schedule for the Annual Cash Bonus to be paid in the event of termination.

(b)   Additional Bonus.   The Executive shall be eligible to receive additional cash bonuses pursuant to Section 10 below.

7.   Vacation.   The Executive shall be entitled to take vacations with pay, in a reasonable amount during each year of service under this Agreement, to be taken during the year at such time or times deemed reasonable by the Executive. Unused vacation time shall not be accumulated from one year to the next..Unused vacation time shall not be accumulated from one year to the next.

8.   Sick Leave.   In accordance with the policies and rules governing the sick leave of senior management, the Executive shall be allowed paid sick leave during each year of service under this Agreement. Unused sick leave shall not be accumulated from one year to the next.

9.   Disability Benefit.   If at any time during the Employment Period the Executive is unable to perform fully his duties hereunder for a period of six (6) consecutive months by reason of illness, accident, or other physical or mental disability (as confirmed by competent medical evidence) and such condition may reasonably be expected to be permanent (“Total Disability”), the Executive shall be entitled to receive within thirty (30) days of the date of determination of the Total Disability (i) any accrued but unpaid Salary, Annual Cash Bonus (determined in accordance with Section 6(a)), and prorated vacation, and any other amounts accrued but unpaid as of the date of termination. In addition, the Executive shall receive the Salary for an additional six (6) months following determination of the Total Disability, payable at the regular monthly intervals then in effect. If any dispute regarding the existence of the Executive’s Total Disability arises, each party shall appoint a physician and such physicians shall jointly appoint a third physician, the decision of any two (2) of such physicians regarding the existence of Total Disability shall be binding upon the parties.

10.   Death Benefit.   In the event of the death of the Executive during the Employment Period, the Company shall pay within thirty (30) days of the date of death any accrued but unpaid Salary, Annual Cash Bonus (determined in accordance with Section 6(a)) and prorated vacation, and any other amounts accrued but unpaid as of the date of termination. In addition, the Executive shall receive the Salary for an additional six (6) months following the date of termination, payable at the regular monthly intervals then in effect. The benefits payable under this Section 10 shall be paid to the person or persons designated by the Executive on the form provided by the Company or, in the absence of such a designation, as follows: (i) to the Executive’s spouse if she survives him; (ii) if the Executive’s spouse fails to survive the Executive, then in equal shares to the Executive’s children who survive him; or (iii) if neither Executive’s spouse nor any child survives the Executive, then all to the Executive’s estate.

11.   This section intentionally left blank.

12.   Other Compensation, Benefits and Perquisites.   The Executive’s Salary shall be as described in Section 4 above; his Annual Cash Bonus shall be as described in Section 6(a) above; his vacation shall be as described in Section 7 above; and his sick leave, disability benefit, death benefit shall be as described in Sections 8, 9, and 10 above, respectively. In addition to the aforesaid types of compensation, benefits and perquisites and additional compensation set forth in Section 4, the Executive shall be entitled to participate in all other types of compensation, benefits and perquisites then available to executive management as approved by the Board of Directors, such as, but not limited to: cash bonuses in addition to guaranteed cash bonuses; stock option plans; 401(k) plans; welfare plans; business travel policies; medical insurance; dental insurance; dues, fees and costs (including travel) associated with membership and participation in professional, educational and other clubs and organizations, and attendance at professional, educational and other programs, presentations, workshops, seminars and conventions.

13.   Business Expense Reimbursement.   Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel, entertainment and similar items related to such duties and responsibilities (“Business Expenses”). The Company shall provide the Executive with a Company corporate credit card to be used by Executive to cover Business Expenses and the Company agrees to pay the monthly credit card bills. The Company will reimburse Executive for all such out-of-pocket Business Expenses incurred by the Executive upon presentation by Executive, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company’s policy).

14.   Termination.

(a)   Unilateral Termination.   The Employment Period may be terminated by the Executive at any time by written notice of termination given to the other party at least ninety (90) days in advance of the termination date stated in such notice.

(b)   Termination for Just Cause.   The Company shall have the option to terminate the Employment Period, effective upon written notice of such termination to the Executive, for Just Cause as determined by the Executive Committee. For purposes of this Agreement, the term “Just Cause” shall mean the occurrence of any one or more of the following events:

(i)     The willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from termination by Total Disability, retirement or death) after a demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive fails to resume substantial performance of his duties on a continuous basis within fourteen (14) days of receiving such demand; provided, that if such breach is not capable of being cured within a 14 day period, Executive will have a reasonable additional period to cure such breach but only if Executive promptly commences and continues good faith efforts to cure such breach;

(ii)    The Executive’s engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, and willful disloyalty or deliberate dishonesty or the commission by Executive of an act of fraud or embezzlement against the Company; or

(iii)   The Executive’s conviction of a felony or a misdemeanor, other than traffic related or similar minor misdemeanors, either in connection with the performance of Executive’s obligations to the Company or which otherwise materially and adversely affects Executive’s ability to perform such obligations.

For purposes of this subsection (b), an act, or failure to act, on the Executive’s part, shall not be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that his action or omission was in the best interest of the Company.

(c)   Termination Upon Death.   The Employment Period shall automatically terminate upon the death of the Executive, without further action by the Company.

(d)   Termination Upon Disability.   The Employment Period shall terminate thirty (30) days after the Company notifies the Executive of a determination of Total Disability (as defined above) of the Executive, provided the Executive does not dispute such determination as provided in Section 9 hereof, in which case the date of termination for Total Disability shall be the date the Executive is determined to have a Total Disability pursuant to Section 9 hereof.

(i)   Termination for Good Reason.   The Executive shall have the right to resign for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean (i) any material breach by the Company of its obligations hereunder which is not cured within fourteen (14) days of written notice from the Executive to the Company describing such breach, provided that if such breach is not capable of being cured within such 14 day period, the Company will have a reasonable additional period to cure such breach but only if the Company promptly commences and continues good faith efforts to cure such breach, or (ii) any transfer of the Executive’s principal work location to a location outside of Clearwater, Florida without the Executive’s prior written consent.

15.   Surrender of Properties.   Upon termination of the Executive’s employment with the Company, regardless of the reason therefore, the Executive shall promptly surrender to the Company all property provided him by the Company for use in relation to his employment and, in addition, the Executive shall surrender to the Company any and all sales materials, lists of customers and prospective customers, price lists, files, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company.

16.   Headquarters.   The Company acknowledges that the Executive shall be based in Clearwater, Florida during the Employment Period.

17.   Severance Pay.   Notwithstanding any other provision of this Agreement, if the Employment Period is terminated by the Executive for Good Reason, or if the Company causes the non-renewal of the Employment Period pursuant to Section 3 herein, the Company shall pay the Executive (i) any accrued but unpaid Salary, prorated Annual Cash Bonus (determined in accordance with Section 6(a)) and prorated vacation, and any other amounts accrued but unpaid as of the date of termination, and (ii) a lump-sum severance payment equal to the unpaid Salary of the Balance of the Term at the then-current level. In addition, (i) the Company shall continue all medical, dental and life insurance benefits at no cost to the Executive for the greater of (A) twelve (12) months, commencing on the date of termination of the

Employment Period, or (B) the Balance of the Term (the provision by the Company of any such group health benefits shall not be considered continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and such continuation coverage shall commence on the date that benefits provided hereunder cease), except if Executive begins new employment or service for another person or entity that offers comparable health insurance, such benefits shall immediately cease and (ii) the ownership of all restricted stock and options granted to the Executive by the Company under this Agreement or any other agreement shall vest to the extent provided for in the applicable stock option or other agreement governing the issuance thereof. Other than as provided herein, if the Employment Period is terminated by the Executive pursuant to Section 14(a) or by the Company as provided in Section 14(b) of this Agreement, or if the Executive causes the non-renewal of the Employment Period pursuant to Section 3 herein, the Company shall pay to the Executive in a lump sum payment any accrued but unpaid Salary, prorated Annual Cash Bonus (determined in accordance with Section 6(a)) and prorated vacation, and any other amounts accrued but unpaid as of the date of termination. Any severance payable pursuant to this Section 17 shall be paid to the Executive in one lump sum within ten (10) days after termination of the Employment Period.

18.   Restrictive Covenants.   In addition to any other obligation of the Executive under any other agreement with the Company, in order to assure that the Company will realize the benefits of this Agreement and in consideration of the employment set forth in this Agreement, the Executive agrees that he shall not during the Employment Period and for a period of six (6) months (the “Restricted Period”) from the termination of the Employment Period:

(a)    Directly or indirectly, alone or as a partner, joint venturer, member, officer, director, employee, consultant, agent, independent contractor, stockholder or in any other capacity of any company or business, engage in any business activity in any state in the United States or in any other country in which the Company (i) is qualified to do business on the date of termination of the Employment Period, or (ii) has planned (pursuant to a plan approved by the Board of Directors) to be qualified to do business, which is directly or indirectly in competition with the Company Business; provided, however, that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

(b)    Directly or indirectly (i) induce any person which is a customer of the Company or any subsidiary or affiliate of the Company on the date of the termination of the Employment Period to patronize any business directly or indirectly in competition with the Company Business; (ii) canvass, solicit or accept from any person that is a customer of the Company or any subsidiary or affiliate of the Company on the date of the termination of the Employment Period, any such competitive business, or (iii) request or advise any person that is a customer of the Company Business on the date of the termination of the Employment Period to withdraw, curtail, or cancel any such customer’s business with the Company or any affiliate or subsidiary of the Company;

(c)    Directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any subsidiary or affiliate of the Company on the date of the termination of the Employment Period or within six (6) months prior to the date of termination of the Employment Period, or in any manner seek to induce any such person to leave his or her employment;

(d)    For purposes of this Agreement, “Company Business” shall mean providing online advertising services and certain related consumer services which includes search engine marketing, affiliate marketing, online lead generation, online dating, and online education..

(e)    The Executive agrees and acknowledges that the restrictions contained in this Section 18 are reasonable in scope and duration and are necessary to protect the Company after the Commencement Date. If any provision of this Section 18 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to the Company and upon breach of any provision of this Section, the Company shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

19.   Confidentiality of Information Duty of Non-Disclosure.   The Executive acknowledges and agrees that his employment by the Company under this agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the Company Business. Accordingly, the Executive agrees that after the date of this Agreement at all times, whether during or after the termination of the Employment Period, he will not, directly or indirectly, without the prior written consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company or its subsidiaries or affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Executive agrees that he shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any figures, calculations, letters, papers, records, computer disks, computer print-outs, customer lists, price lists, other lists, contracts, business plans, forms, manuals, other documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies or reproductions thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Company or obtained as a result of his employment by the Company. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company.

20.   Enforcement.

(a)    Upon presentation of a claim or claims (collectively, “Claims”) arising out of or relating to this Agreement, or the breach hereof, by an aggrieved party, the other party shall have sixty (60) days in which to make such inquiries of the aggrieved party and conduct such investigations as it believes reasonably necessary to determine the validity of the Claims. At the end of such period of investigation, the complained of party shall either pay the amount of the Claims or the arbitration proceeding described immediately below shall be invoked.

(b)    In the event that the Claims are not settled by the procedure set forth immediately above, the Claims shall be submitted to arbitration conducted in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) except as amplified or otherwise varied hereby.

(c)    The parties shall submit the dispute to the Atlanta regional office of the AAA and the site of the arbitration shall be Pinellas County, Florida.

(d)    The arbitration shall be conducted by a single arbitrator. The parties shall appoint the single arbitrator to arbitrate the dispute within ten (10) business days of the submission of the dispute. In the absence of agreement as to the identity of the single arbitrator to arbitrate the dispute within such time, the AAA is authorized to appoint an arbitrator in accordance with the Rules, except that the arbitrator shall have as his principal place of business the Tampa/St.Petersburg/Clearwater metropolitan area.

(e)    The single arbitrator selected by the AAA shall be an attorney, accountant or other professional licensed to practice by the State of Florida.

(f)     Notwithstanding anything in the Rules to the contrary, the arbitration award shall be made in accordance with the following procedure. Each party shall, at the commencement of the arbitration hearing, submit an initial statement of the amount each party proposes be selected by the arbitrator as the arbitration award (“Settlement Amount”). During the course of the arbitration, each party may vary its proposed Settlement Amount. At the end of the arbitration hearing, each party shall submit to the arbitrator its final Settlement Amount (“Final Settlement Amount”), and the arbitrator shall be required to select either one or the other Final Settlement Amounts as the arbitration award without discretion to select any other amount as the award. The arbitration award shall be paid within ten (10) business days after the award has been made, together with interest from the date of award at the rate of six percent (6%). Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties and shall be final and binding.

21.   Costs of Enforcement.   The losing party in any action to enforce the terms of this Agreement shall reimburse the other for reasonable attorneys’ fees and costs incurred by the other in connection with any claim brought.

22.   No Duty to Mitigate or Offset.   The Executive shall not be required to mitigate or offset the amount of any payments that the Executive may receive from the Company as a result of the termination of the Employment Period. The amounts payable hereunder by the Company as a result of the termination of the Employment Period shall be considered liquidated damages and shall not be reduced by any amounts that the Executive earns through other employment or otherwise, except that the Company’s obligation to continue medical, dental and life insurance benefits pursuant to Section 17 herein, shall be reduced by the amount of any such benefits provided to the Executive by any other employer.

23.   Indemnification.   The Company will indemnify Executive in accordance with that certain Indemnification Agreement, of even date herewith, by and between the Company and Executive.

24.   Directors and Officers Insurance.   The Executive shall be entitled to the protection of any insurance policies the Company or any of its affiliates from time to time maintains for the benefit of its senior executive officers and directors (or substantially similar policies) respecting liabilities, costs, charges, and expenses of any type whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party or may be threatened to be made a party by reason of the Executive’s being or having been a director, officer, employee or agent of the Company or serving or having served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

25.   General Provisions.

(a)   Notice.   Any notice or demand required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice or demand into the hands of the party thereunder entitled, or (ii) by the mailing of the notice or demand in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice or demand is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

As addressed to the Company:

Think Partnership Inc.
Attention: Chief Executive Officer

With a copy to:

Shefsky & Froelich Ltd.
111 East Wacker Drive
Suite 2800
Chicago, Illinois 60601
Attention: Michael J. Choate

As addressed to the Executive:

Scott P. Mitchell
3844 Wellington Parkway
Palm Harbor, FL 34685

With a copy to:

Law Offices of Nicholas Taldone
2536 Countyside Blvd.
Clearwater, FL 33763
Attention: Nicholas Taldone

The notice or demand shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date of its mailing.

(b)   Amendment and Waiver.   No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company (not including Executive) duly authorized by the Board of Directors (excluding the vote of Executive) or upon the Executive unless made in writing and signed by him. The waiver by either party hereto of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party.

(c)   Entire Agreement.   This Agreement constitutes the entire Agreement between the parties with respect to the Executive’s duties and compensation as an executive of the Company and shall supersede any and all prior agreements or understandings between the parties hereto; there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein.

(d)   Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida.

(e)   Severability.   If any provision of this Agreement shall, for any reason, be held unenforceable by a court of competent jurisdiction, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

(f)   Assignment.   The Executive may not under any circumstances delegate any of his rights and obligations hereunder without first obtaining the prior written consent of the Company. The Company shall cause this Agreement and all of the Company’s rights and obligations hereunder to be assigned and expressly assumed by any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, including upon a Change in Control (as defined in Section 14(e)); provided, however, that any such assignment shall not relieve the Company of its obligations hereunder to the extent that an assignee does not fulfill such obligations.

(g)   Heirs.   This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designees or, if there is no such designee, to the Executive’s estate.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THINK PARTNERSHIP INC.

By:	/s/ Jody Brown
Jody Brown, Chief Financial Officer

EXECUTIVE:

/s/ Scott P. Mitchell
Scott P. Mitchell